Exhibit 99.1

Investor Update – July 9, 2008

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This report includes actual and forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon). Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less the cash we receive from hedge counterparties for hedges that settle during the period, offset by the premium expense that we recognize. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Some of these risks include increased competition, significant fuel costs, general economic conditions, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

June 2008 Statistics

	June 2008	Change Y-O-Y	Q2 2008	Change Y-O-Y
Capacity (ASMs in millions)	2,124	0.2%	6,239	1.6%
Traffic (RPMs in millions)	1,688	(2.0)%	4,872	1.1%
Revenue passengers (000s)	1,538	(6.6)%	4,425	(4.4)%
Load factor*	79.5%	(1.8) pts	78.1%	(.4) pts

*percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for June. However, as previously disclosed in our last Investor Update dated June 23, Mainline unit revenues for the first two months of the second quarter were as follows:

	April and May 2008	Change Y-O-Y
RASM (cents)	11.48	0.2%
Passenger RASM (cents)	10.49	0.4%

Given the 0.4% increase in Passenger RASM in the two-month period and the 1.8 point reduction in load factor in June, we expect our PRASM for the second quarter to be about flat compared to the second quarter of 2007.

Forecast Information

	Forecast Q2 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity:			24,500	1%

Unit Costs:
Cost per ASM on a GAAP basis (cents)*	10.3 – 10.4	0% – (1)%	N/A	N/A
Less: Fuel cost per ASM (cents)*	2.4	(23)%	N/A	N/A
Less: Fleet transition charges per ASM (cents)	0.4	N/A	N/A	N/A
Cost per ASM excluding fuel (cents)*	7.5 – 7.6	3% - 5%	7.5	—

Fuel Gallons (000,000)	87	(3)%	340	(4)%
Economic fuel cost per gallon**	$3.25	52%	N/A	N/A

*For Alaska, our forecasts of mainline cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to several factors including, but not limited to, the volatility of fuel prices. Fuel cost per ASM is stated on a GAAP basis and thus includes mark to-market adjustments related to hedge accounting. We expect that our economic fuel cost per ASM will differ.

**Because of the volatility of fuel prices, actual amounts may differ significantly. We are unable to forecast economic fuel cost per gallon for the full year 2008.

Fleet Transition Charges Expected in Second Quarter

As disclosed previously, Alaska has four MD-80 aircraft under long-term leases. As these aircraft cease operating, we will have charges reflecting the aggregate lease payments and maintenance obligations remaining under the lease terms. During the second quarter, two of these aircraft were retired and were placed in a long-term storage facility. As a result, we expect to record a second quarter fleet transition charge in the range of $25 million to $27 million. This estimate (which is still being finalized) has been revised downward from the $30 million estimate disclosed in our June 23 Investor Update. We also expect similar charges in the third quarter when we retire the remaining two MD-80s under long-term leases.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and a third party whereby Alaska purchases capacity for service between Anchorage and Dutch Harbor, AK.

June 2008 Statistics (Horizon CPA)

The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.

	June 2008	Change Y-O-Y	Q2 2008	Change Y-O-Y
Capacity (ASMs in millions)	129	14.4%	374	12.3%
Traffic (RPMs in millions)	103	11.9%	289	10.5%
Load factor*	80.1%	(1.9)pts	77.3%	(1.2)pts

*Percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for June. However, as previously disclosed in our last Investor Update on June 23, Purchased Capacity unit revenues for the first two months of the second quarter were as follows:

	April and May 2008	Change Y-O-Y
RASM (cents)	18.80	(1.5)%

Given the 1.5% decrease in Purchased Capacity RASM in the two-month period and the 1.9 point decrease in load factor in June, we expect our RASM for the second quarter to be down 3% to 4% compared to the second quarter of 2007.

Forecast Information (Horizon CPA)

	Forecast Q2 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity:			1,430	5%
Cost per ASM (cents)*	21.6	flat	21.9	3%

* Costs associated with the Horizon CPA agreement are eliminated in consolidation

HORIZON AIR

June 2008 Statistics

	June 2008	Change Y-O-Y	Q2 2008	Change Y-O-Y
Capacity (ASMs in millions)	319	(2.2)%	944	(3.0)%
Traffic (RPMs in millions)	248	(4.2)%	695	(4.9)%
Revenue passengers (000s)	678	0.4%	1,914	0.3%
Load factor*	78.0%	(1.6) pts	73.6%	(1.5) pts

*percentage of available seats occupied by fare-paying passengers

Revenue information is not yet available for June. However, as previously disclosed in our last Investor Update on June 23, Horizon’s system unit revenues for the first two months of the second quarter were as follows:

	April and May 2008	Change Y-O-Y
RASM (cents)	19.30	8.3%

Given the 8.3% increase in RASM in the two-month period and the 1.6 point decrease in load factor in June, we expect our system RASM for the second quarter to be approximately 10% higher than the second quarter of 2007.

Line-of-Business Information

Horizon’s information for line-of-business traffic and revenue information for the first two months of the second quarter information is presented below and was also presented in our June 23 Investor Update. In CPA arrangements, Horizon is (or was, as was the case with the Frontier CPA which ended in November 2007) insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity. As a result, yield and load factor information is not presented. Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

April and May 2008

	Capacity Mix			Load Factor		Yield			RASM
	Actual (millions)	Change Y-O-Y	Current % Total	Actual	Point change Y-O-Y	Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand Flying	380	16.5%	61%	68.6%	(3.5) pts	25.97	¢	(0.6)%	18.27	¢	(5.3)%
Alaska CPA	245	11.3%	39%	NM	NM	NM		NM	20.89	¢	1.0%
Frontier CPA	—	(100.0)%	—%	NM	NM	NM		NM	—		NM
System Total	625	(3.4)%	100%	71.4%	(1.5) pts	26.65	¢	10.3%	19.30	¢	8.3%

HORIZON AIR - (continued)

Forecast Information

	Forecast Q2 2008	Change Y-O-Y	Forecast FY 2008	Change Y-O-Y
Capacity			3,620	(9)%

Unit Costs
Cost per ASM on a GAAP basis (cents)*	18.6 – 18.7	flat – 1%	N/A	N/A
Less: Fuel cost per ASM (cents)*	3.5	flat	N/A	N/A
Less: Fleet transition charges per ASM (cents)	0.6	N/A	N/A	N/A
Cost per ASM excluding fuel (cents)*	14.5 – 14.6	(3)%	14.8 – 14.9	1% – 2%

Fuel Gallons (000,000)**	18	16%	68	5%
Economic fuel cost per gallon***	$3.30	49%	N/A	N/A

* For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM is stated on a GAAP basis and thus includes mark to-market adjustments related to hedge accounting. We expect that our economic fuel cost per ASM will differ.

Horizon’s Cost per ASM forecast presented above includes the expected loss on the sublease of Q200 aircraft to a third party. We expect that the loss will be approximately $3 million in the second quarter of 2008 as we deliver the final Q200s to the third party under the existing sublease arrangement.

**Horizon’s fuel consumption now includes fuel that was formerly purchased by Frontier as part of the Frontier CPA agreement.

***Because of the volatility of fuel prices, actual amounts may differ significantly. We are unable to forecast economic fuel cost per gallon for fiscal 2008.

Fleet Transition Charges Expected in Second Quarter

Horizon’s unit cost guidance does include the expected impact from our recent decision to retire the CRJ-700 fleet earlier than expected. As previously disclosed in our Form 8-K dated April 24, 2008, and again in our Investor Update on June 23, we expect to record an impairment charge in the second quarter on the two owned CRJ-700 aircraft. The final amount of this charge is expected to be approximately $6 million. In addition, we expect to revise the salvage values and estimated useful lives of the two owned CRJ-700 aircraft and the related spare parts as well as spare parts associated with the remaining Q200 fleet, which we now plan to remove from service by the end of 2008. These changes in estimate could result in a change to full-year operating expenses not reflected in the forecast above as the impact has not yet been finalized.

AIR GROUP- OTHER INFORMATION

Future Fuel Hedge Positions

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Third Quarter 2008	50%	$78
Fourth Quarter 2008	50%	$77
Remainder of 2008	50%	$78

First Quarter 2009	33%	$101
Second Quarter 2009	33%	$105
Third Quarter 2009	25%	$107
Fourth Quarter 2009	20%	$105
Full Year 2009	28%	$104

First Quarter 2010	10%	$121
Second Quarter 2010	8%	$120
Third Quarter 2010	5%	$120
Fourth Quarter 2010	5%	$120
Full Year 2010	7%	$120

Cash and Share Count

(in millions)	June 30, 2008	December 31, 2007
Cash and marketable securities	$1,001	$823
Common shares outstanding	36.019	38.051

The Company does not have any auction-rate securities in its investment portfolio.

Capital Expenditures

Total capital expenditures for 2008 are expected to be as follows (in millions):

	Total 2008 Estimate
	Aircraft-related	Non-aircraft	Total
Alaska	$390	$75	$465
Horizon	100	5	105
Total Air Group	$490	$80	$570

Firm Aircraft Commitments

	2008	2009	2010	Thereafter	Total
Alaska (B737-800)	17*	6	6	3	32
Horizon (Q-400)	4	11	—	—	15
Totals	21	17	6	3	47

* includes one operating lease arrangement

In addition to the firm orders noted above, Alaska has options to acquire 45 additional B737-800s and Horizon has options to acquire 20 Q400s.

AIR GROUP – (continued)

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Alaska	Seats	Dec. 31, 2006	Dec. 31, 2007	June 30, 2008	Q3	Q4	Dec. 31, 2008	2009 Changes	Dec. 31, 2009
737-200	—	2	—	—	—	—	—	—	—
737-400F*	—	1	1	1	—	—	1	—	1
737-400C*	72	—	5	5	—	—	5	—	5
737-400	144	39	34	34	—	(2)	32	(4)	28
737-700	124	22	20	20	—	—	20	(1)	19
737-800	157	15	29	36	5	5	46	6	52
737-900	172	12	12	12	—	—	12	—	12
MD-80	140	23	14	7	(7)	—	—	—	—
Totals		114	115	115	(2)	3	116	1	117

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Horizon	Seats	Dec. 31, 2006	Dec. 31, 2007	June 30, 2008	Q3	Q4	Dec. 31, 2008	2009 Changes	Dec. 31, 2009
Q200	37	28	16	11	(4)	(7)	—	—	—
Q400	74-76	20	33	34	—	3	37	11	48
CRJ-700**	70	21	21	20	(1)	(1)	18	(18)	—
Totals		69	70	65	(5)	(5)	55	(7)	48

*F=Freighter; C=Combination freighter/passenger

** The planned CRJ fleet at December 31, 2008 and 2009 is likely to change as we finalize the fleet exit plan.